UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 24, 2009

ICC Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25417	11-3571993
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3334 E. Coast Hwy #424, Corona Del Mar, CA	92625
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation

During April and May 2009, the Stealth Fund, LLLP, (“Stealth Fund”) loaned or committed to loan the Company $465,000 and the Company executed and delivered to the Stealth Fund a four promissory notes (the “Notes”) to evidence the loans and commitments made.

At June 3, 2009, the Company had received $315,000 under the Notes.

The Notes mature between April 20, 2011 and May 31, 2012, are unsecured, and provide that the outstanding principal balance of the Notes bear interest at 10% per year.

Through January 1, 2010 interest on the outstanding principal amount of the Notes accrues. All accrued interest on the Notes is payable commencing January 1, 2010 and on the first day of each month thereafter until this Note is paid in full.

 As further consideration for the loans to the Company, on May 27, 2009 the Company issued to the Stealth Fund a warrant to purchase 5,812,500 shares of the Company’s common stock (the “Warrant”) at any time before May 31, 2014 at a price per share of $.005, which exercise price is subject to adjustments upon the occurrence of certain events, including stock splits, stock dividends, subdivisions and combinations of the Company’s common stock.

The reporting of the events is being made now that all the related documentation has been signed.

The Notes are attached hereto as Exhibit 4.1.

The Warrant is attached hereto as Exhibit 4.2.

Item 9.01.  Exhibits

4.1   $465,000 in four notes payable to the order of the Stealth Fund dated between April 7, 2009 and May 22, 2009.

4.2   Warrant to the Stealth Fund May 26, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Scott K Anderson, Jr.
Scott K Anderson, Jr.
Corporate Secretary

Date: June 4, 2009